Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENOVA INTERNATIONAL, INC.

Enova International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Enova International, Inc. (the “Corporation”) and that the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 7, 2011, and that a Certificate of Amendment to the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 12, 2011.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation by written consent without a meeting on             , 2011, in accordance with Sections 141(f), 242, and 245 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, and amends and supersedes in its entirety the Certificate of Incorporation, as amended, of the Corporation.

THIRD: The Certificate of Incorporation, as amended, of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Enova International, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE IV

CAPITAL STOCK

(A) Authorized Shares.

(1) Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 275,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), and 25,000,000 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”).

(2) Preferred Stock. The Preferred Stock may be issued from time to time and in one or more classes or series. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions, and by filing of a Certificate of Designations pursuant to the requirements of Delaware Law, from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law. In the event that the number of shares of any class or series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such class or series of Preferred Stock, subject to the requirements of Delaware Law.

(B) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by Delaware Law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders. The stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B) Number of Directors. The number of directors which shall constitute the entire Board of Directors shall be fixed exclusively by resolution adopted from time to time by the affirmative vote of a majority of the Board of Directors.

(C) Voting. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise provided by Delaware Law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

(E) Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article IV applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein.

ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII

LIMITATION ON LIABILITY AND INDEMNIFICATION

(A) Elimination of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation all of the costs, fees and the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by Delaware Law. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person is not entitled to indemnification hereunder. To the fullest extent permitted by Delaware Law, any present or former director or officer of the Corporation who brings a claim against the Corporation to enforce such person’s rights under this Article VIII shall be entitled to the advancement of expenses and, to the extent successful, indemnification by the Corporation in connection with the prosecution of such claim. The right to indemnification and advancement conferred in this Article VIII shall be a contract right.

2. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article VIII shall not be exclusive of any other right to advancement or indemnification that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights conferred in this Article VIII still continue as to any person who has ceased to be a director or officer of the Corporation.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(B) Special Meetings. Special meetings of the stockholders may be called by a majority of the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person.

(C) No Actions by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the Certificate of Designations relating to such Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and this Article IX and may not be taken by written consent of stockholders without a meeting.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of a different forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

SECTION 203

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XII

CORPORATE OPPORTUNITIES

(A) Certain Acknowledgments. In recognition and anticipation that (i) directors, officers and/or employees of Cash America International, Inc. (“Cash America”) and/or one or more of its Affiliated Companies (as defined below) may serve as directors, officers and/or employees of the Corporation and/or one or more of its Affiliated Companies, (ii) Cash America and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its Affiliated Companies, directly or indirectly, engages or may engage, (iii) Cash America and its Affiliated Companies engage or may engage in other business activities that overlap with or compete with those in which the Corporation or one or more of its Affiliated Companies, directly or indirectly, engages or may engage, and (iv) the Corporation and/or its Affiliated Companies will engage in material business transactions with Cash America and/or its Affiliated Companies and that the Corporation is expected to benefit therefrom, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Cash America or any of its Affiliated Companies and its directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders in connection therewith.

(B) Competition and Corporate Opportunities. To the fullest extent permitted by Delaware Law, neither of Cash America nor any of its Affiliated Companies shall have any duty to refrain from (i) engaging, directly or indirectly, in the same or similar business activities or lines of business which the Corporation or any of its Affiliated Companies engages or may engage, (ii) engaging, directly or indirectly, in any other business activities or lines of business that overlap with or compete with those in which the Corporation or one or more of its Affiliated Companies, directly or indirectly, engages or may engage, (iii) making any decision related to or taking any action to enforce its or their rights under any agreement or contract with the Corporation or any of its Affiliated Companies, (iv) doing business with any of the Corporation’s or any of its Affiliated Companies’ suppliers, contractors or customers or (v) except as may be expressly provided in any written contract between Cash America or any of its Affiliated Companies and the Corporation or any of its Affiliated Companies, employing or otherwise engaging any of the Corporation’s or any of its Affiliated Companies’ respective directors, officers or employees, and neither Cash America, its Affiliated Companies nor any of their respective officers, directors or employees (except as provided in Section (C)(1) below) shall be liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty solely by reason of any such activities. In the event that Cash America or any of its Affiliated Companies acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of the Corporation’s Affiliated Companies, neither of Cash America nor its Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of the Corporation’s Affiliated Companies and neither Cash America nor any of its Affiliated Companies shall be liable to the Corporation, its Affiliated Companies or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that Cash America or any of its Affiliated Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies.

(C) Allocation of Corporate Opportunities. To the fullest extent permitted by Delaware Law, in the event that a director or officer of the Corporation or any of its Affiliated Companies who is also a director, officer or employee of Cash America or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of the Corporation’s Affiliated Companies and for Cash America or any of Cash America’s Affiliated Companies, such director or officer of the Corporation or any of its Affiliated Companies shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its Affiliated Companies and stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(1) a corporate opportunity offered to any person who is a director or officer of the Corporation or any of its Affiliated Companies, and who is also a director, officer or employee of Cash America or any of its Affiliated Companies, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation or such Affiliated Company and is not separately offered to Cash America or any of its Affiliated Companies; and

(2) with respect to any other corporate opportunity, such corporate opportunity shall belong to Cash America.

(D) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XII, to the fullest extent permitted by Delaware Law, a corporate opportunity shall not be deemed to belong to the Corporation or any of its Affiliated Companies if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III or that the Corporation and its Affiliated Companies are not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s or any of its Affiliated Companies’ business or is of no practical advantage to it or any of its Affiliated Companies or that is one in which the Corporation and its Affiliated Companies have no interest or reasonable expectancy.

(E) Renouncement of Certain Corporate Opportunities. Except as provided in Section (C)(1) above, if a director or officer of the Corporation or any of its Affiliated Companies who is also a director, officer or employee of Cash America or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation and each of its Affiliated Companies shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced to the fullest extent permitted by Delaware Law, so that such person shall have no duty to present such corporate opportunity to the Corporation or any of its Affiliated Companies and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation or any of its Affiliated Companies. Such person shall not breach any fiduciary duty or be liable therefor to the Corporation or its Affiliated Companies and stockholders by reason of the fact that such person does not present such corporate opportunity to the Corporation of any of its Affiliated Companies or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person or entity.

(F) Agreements and Transactions with Cash America. In the event that Cash America or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its Affiliated Companies, a director or officer of the Corporation or any of its Affiliated Companies who is also a director, officer or employee of Cash America or any of its Affiliated Companies shall have, to the fullest extent permitted by Delaware Law, fully satisfied and fulfilled the fiduciary duty of such person to the Corporation and its Affiliated Companies and stockholders with respect to such agreement or transaction, if:

(1) the agreement or transaction was approved by (a) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons with a material financial interest in the agreement or transaction (“Interested Persons”), (b) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (c) one or more of the

Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the Corporation or committee thereof in the manner set forth in (a) or (b) above, in each case after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and Cash America or an Affiliated Company thereof and the material terms and facts of the agreement or transaction;

(2) the agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation or such Affiliated Company; or

(3) the agreement or transaction was approved by an affirmative vote of a majority of the shares of outstanding Common Stock entitled to vote, excluding Cash America, any Affiliated Company thereof or Interested Person.

(G) Certain Definitions. For purposes of this Article XII, “Affiliated Company” shall mean in respect of Cash America, any company which is controlling, controlled by or under common control with Cash America (other than the Corporation and any company that is controlled by the Corporation), and in respect of the Corporation shall mean any company controlled by the Corporation.

(H) Termination. The provisions of this Article XII shall have no further force or effect at such time as Cash America and any company controlling, controlled by or under common control with Cash America shall first cease to be the beneficial owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and Cash America or an Affiliated Company thereof that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, of (ii) any transaction or agreement entered into between the Corporation or an Affiliated Company thereof and Cash America or an Affiliated Company thereof.

(I) Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal, or to adopt any provision inconsistent with or that would have the effect or modifying or permitting the circumvention of any of the provisions in, this Article XII.

(J) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing and subject to the provisions of Article XII, the provisions set forth in Articles IV(B), V, VI, VIII, IX, X, XI and this Article XIII may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would be inconsistent with or have the effect of modifying or permitting the circumvention of the provisions set forth in Articles IV(B), V, VI, VIII, IX, X, XI and this Article XIII, unless such action is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the total voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has set forth her hand this             day of             , 2011.

By:
Lisa M. Young, Vice President—General Counsel and Secretary